## Letter of Resignation from the Board of Directors of Rafina Innovations Inc.

Dr Christos Kapatos
66 Stewarton Drive
Glasgow, G72 8DG,
Scotland, UK

**Wednesday, 3rd of October 2018**

Rafina Innovations Inc. (VICA OTC QB)
The Directors
Glasgow G51 1HJ,
Scotland, UK
and via email

Dear Sirs,

This is a notice of my resignation from the Board of Directors of Rafina Innovations Inc. effective immediately.

My resignation is obligatory, as my vision for the Company has substantially deviated from this of the current Management of the Company and the Company's current business and development strategies. To my opinion a Shareholders meeting is essential for the continuing function of the Company and for renewing the BoD's term. I am also deeply concerned about the financial position of the Company and of both its subsidiaries in Glasgow, Scotland, as well as about the investment directed toward developing, upgrading and protecting existing and new technologies.

I have the utmost respect for all the Company's stakeholders, and I strongly believe, and have been an advocate of (even in the last Board meeting) a radical Company restructuring which is necessary, to my opinion, in order for the Company to move forward, succeed and meet its business targets.

I have appreciated the opportunity to serve the Company.

Sincerely,



Dr Christos Kapatos